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                                                                    EXHIBIT 99.1

Contact:
---------

Mark R. Vincent
Director of Corporate Communications & Investor Relations mvincent@curagen.com
CuraGen Corporation
1-888-GENOMICS
www.curagen.com

FOR IMMEDIATE RELEASE
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              CURAGEN DISCOVERS NOVEL GROWTH FACTOR IN PDGF FAMILY

  - SCIENTISTS EVALUATING ANTIBODIES AS POTENTIAL THERAPEUTICS IN CANCER, AND
                      CARDIOVASCULAR AND KIDNEY DISEASES -

NEW HAVEN, CONN. - MAY 8, 2001 - CuraGen Corporation (Nasdaq: CRGN), an integrated genomics-based biopharmaceutical company, today announced that CuraGen scientists have discovered a new member of the platelet-derived growth factor (PDGF) family that has been named PDGF-D. This newly discovered protein occurs naturally in the human body and may have broad applications as a therapeutic because of its unique cellular activity and biochemical properties. In addition, CuraGen scientists are currently evaluating fully human monoclonal antibodies for inhibiting the function of this protein as potential therapeutics to treat cancer, and cardiovascular and kidney diseases.

The unique activity of this protein, as well as CuraGen's proprietary approach for discovering potential protein and antibody therapeutics, are discussed in the May 1, 2001 issue of the journal Nature Cell Biology, a publication of the Nature Publishing Group. An online abstract of the paper is accessible on the Internet at http://www.nature.com/ncb/ and at http://www.curagen.com.

"CuraGen is delivering on its business plan of applying its genomic technologies and expertise to discover proteins and antibodies for use as therapeutics to treat unmet medical needs. Our unique, high-throughput approach enables CuraGen scientists to discover and evaluate proteins as potential therapeutics, while simultaneously raising antibodies against these proteins for use as potential therapeutics or diagnostic markers. This newly discovered protein is further validation that CuraGen's integrated and systematic approach to drug discovery and development is generating promising and timely results," remarked Jonathan
M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation.

"This is another early stage success exemplifying CuraGen's comprehensive approach for advancing novel proteins and antibodies into therapeutics to treat human disease. PDGF-D is over-expressed in renal and ovarian cancers, and its biological activity suggests it plays an important role in cardiovascular and kidney disease. We are actively evaluating antibodies as potential therapeutics to counter the effects of this protein in these disease indications," stated Henri Lichenstein, Ph.D., Director of Drug Development for CuraGen Corporation.

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"CuraGen has established an efficient and effective strategy for identifying proteins, antibody, and small molecule targets that are relevant to the development of novel pharmaceutical products. Our comprehensive approach to target discovery and validation has enabled our scientific teams to amass a large number of proteins and high-quality antibody and small molecule drug targets, which are forming the basis for CuraGen's emerging pipeline of therapeutics," stated Richard Shimkets, Ph.D., Director of Internal Discovery for CuraGen Corporation.

CuraGen's novel proteins, antibody, and small molecule drug targets are derived from the Company's proprietary database of over 5 million human expressed sequences and are the subject of approximately 450 patent applications spanning more than 1800 pharmaceutically relevant genes and proteins. Pharmaceutically relevant genes are identified through a systematic approach that includes the study of animal and clinical models, drug response studies, large-scale datamining of sequence and pathway databases and human genetics. Once discovered, the role of potential targets and therapeutics is validated through the application of CuraGen's proprietary technologies and through a combination of gene expression confirmation for quantitatively measuring gene expression profiles across hundreds of diseased and matched normal tissues and cells and biochemical, cellular, and animal assays. CuraGen scientists conduct these processes in order to establish causal roles in disease and to suggest which specific disease indications a therapeutic candidate may have the greatest potential in treating.

CuraGen Corporation is an integrated genomics-based biopharmaceutical company that is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and bioinformatic systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying this comprehensive functional genomic platform to develop protein, antibody, and small molecule therapeutics. CuraGen has conducted research with collaborators including Abgenix, Bayer, Biogen, COR Therapeutics, Dupont/Pioneer Hi-Bred International, Gemini Genomics, Genentech, GlaxoSmithKline, Hoffmann-La Roche, Monsanto, Ono Pharmaceuticals, and Roche Vitamins. CuraGen is headquartered in New Haven, Conn., and additional Company information is available at www.curagen.com.

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the therapeutic and clinical potential of protein therapeutics, antibody and small molecule drug targets, the scale and speed at which drug targets and candidates can be turned into drugs, CuraGen's continued ability to rapidly deliver high quality, novel drug targets, and CuraGen's ability to commercialize products and derive profits from commercialized products. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations, the actions of competitors and the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights.